Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX CONTRIBUTES $15 MILLION NET TO MAJORITY-OWNED
RNAi SUBSIDIARY RXi PHARMACEUTICALS
- Plans to Issue Dividend of RXi Shares to CytRx Stockholders to Reduce Ownership in RXi to
Less Than a Majority, Conditional on Effectiveness of Upcoming RXi SEC Filing -
LOS ANGELES (May 1, 2007) — CytRx Corporation (NASDAQ: CYTR) today announced that it has contributed $15.0 million, net of expenses reimbursed to CytRx, to its majority-owned subsidiary RXi Pharmaceuticals Corporation (RXi) to satisfy RXi’s initial funding requirements under its various agreements with the University of Massachusetts Medical School (UMMS). In exchange for the contribution, CytRx increased its ownership in RXi to nearly 90%. The contribution by CytRx to RXi was made following CytRx’s completion of its recent private placement of securities, in which it received approximately $34.3 million, net of offering expenses.
As previously announced, CytRx has agreed with UMMS and RXi’s other stockholders to reduce its ownership of RXi to less than a majority of the outstanding common shares as soon as practicable following the funding of RXi announced today. It is expected that RXi will file a Form 10 registration statement with the Securities and Exchange Commission in the coming weeks, and conditional upon the effectiveness of the Form 10, CytRx intends to issue a dividend of a sufficient number of its shares of RXi to CytRx stockholders so that, after the dividend, CytRx no longer owns a majority of RXi.
Following receipt of the contributed funds today, RXi is obliged under its license and other agreements with UMMS to pay UMMS $275,000 and to issue UMMS shares of RXi common stock having a value of $2.4 million. RXi intends to use the remaining proceeds for its working capital and general corporate purposes.

“We believe that our planned dividend of RXi shares could be extremely attractive for our stockholders, as it would allow them to directly participate in the ownership of RXi in its early stages of growth. Since the beginning of this year, RXi has gained access to leading edge RNAi technology, assembled a world-class scientific advisory board and management team, and established its base of operations. RXi now has the funding to accelerate its pursuit of the development of RNAi therapeutics, which potentially could lead to breakthrough treatments for important neurodegenerative, metabolic and other diseases,” said CytRx President and CEO Steven A. Kriegsman.
About CytRx Corporation
Los Angeles, California-based CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company expects to announce results of its completed open-label extension trial in the second quarter of 2007. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the second half of 2007, subject to U.S. Food and Drug Administration (FDA) acceptance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS and has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. The Company is also developing a potential Phase II clinical plan for arimoclomol in stroke recovery. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx Corporation, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The company was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics, Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters, Greg Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi), and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to compliance with SEC rules and the requirements of the Delaware General Corporation Law in connection with any future dividend to CytRx stockholders of RXi shares, the receipt of board of directors approval for any such dividend, and the timing and amount of any such dividend, the timing of the filing of RXi’s planned Form 10 with the Securities and Exchange Commission, RXi’s need to raise future capital to fund operations and development of its potential products, the need to establish management and other infrastructure for RXi, intense competition with other companies focused on RNAi and other larger companies with RNAi programs and with other existing or new therapeutic modalities, the early stage of development of RXi’s technology, and the scope, timing and outcome of pre-clinical and clinical testing and regulatory review of RXi’s potential products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
# # #